Exhibit 10.1

ViroPharma Board Compensation Policy

Directors that are non-executive officers of ViroPharma, and directors that are not affiliated with a person or entity that has been granted a contractual right to appoint a director to the Board of Directors, shall receive a cash retainer of $7,500 annually. These directors shall receive $1,500 for each board meeting, and $1,000 ($1,500 for committee chairs) for each committee meeting, plus travel expenses, for each board and committee meeting that they attend.

Directors that are non-executive officers of ViroPharma, and directors that are not affiliated with a person or entity that has been granted a contractual right to appoint a director to the Board of Directors, shall receive an option grant of 25,000 shares, vesting in equal increments over 3 years, upon his or her initial election to the Board. These directors also shall receive option grants once each year to purchase 10,000 shares of our common stock, vesting in full after one year from the date of grant. In a director’s initial year of service, he or she will be entitled to receive (1) the 25,000 share initial election grant, and (2) a pro-rata portion of the 10,000 share annual grant.